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                                                                      Exhibit 23
Consent of Independent Auditors

The Board of Directors
The Pittston Company

We consent to incorporation by reference in the Registration Statements (Nos. 2-64258, 33-2039, 33-21393, 33-23333, 33-69040, 33-53565 and 333-02219) on Form
S-8 of The Pittston Company of our reports dated January 23, 1997, as listed in the accompanying Index to Financial Statements in Item 14(a)1 included in the 1996 Annual Report on Form 10-K of The Pittston Company which reports appear herein.

Our reports for Pittston Brink's Group, Pittston Burlington Group and Pittston Minerals Group contain an explanatory paragraph that states that the financial statements of Pittston Brink's Group, Pittston Burlington Group and Pittston Minerals Group should be read in connection with the audited consolidated financial statements of The Pittston Company and subsidiaries.


KPMG PEAT MARWICK LLP

KPMG Peat Marwick LLP
Stamford, Connecticut

March 27, 1997


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